                                                                               .
                                                                               .
                                                                               .

                                                                   Exhibit 99(1)

For Additional Information:
Jim Gilbertson, VP/Chief Financial Officer               Cary Deacon, COO, Publishing & Licensing
763-535-8333                                             763-535-8333
jgilbert@navarre.com                                     cdeacon@navarre.com

Joyce Fleck, VP Marketing
763-535-8333
jfleck@navarre.com


        NAVARRE CORPORATION ANNOUNCES ESTABLISHMENT OF ACQUISITION CREDIT
                       FACILITY WITH GE COMMERCIAL FINANCE

           Company Is Provided with Up to $20 Million Revolving Credit
                           Facility for Acquisitions

MINNEAPOLIS, MN -- June 21, 2004 - Navarre Corporation (NASDAQ: NAVR), a leading publisher and distributor of a broad range of home entertainment and multimedia software products, today announced that it has finalized an amendment and restatement of its Credit Agreement with GE Commercial Finance. Under the terms of the amended and restated agreement a new $10 million revolving credit facility has been established for use by the Company in connection with equity or asset-based acquisitions. The revised agreement also permits the Company to utilize up to $10 million of the existing $40 million revolving credit facility for such acquisitions. Previously, this $40 million facility was restricted for use only in connection with the Company's working capital needs. In addition, the agreement has been extended to December 2007.

Jim Gilbertson, Vice President and Chief Financial Officer stated, "We are extremely pleased with our GE Commercial Finance relationship and the changes made to the multi-year agreement. Particularly gratifying is the $20 million earmarked specifically for future acquisitions. This provides us the financial flexibility to take advantage of synergistic opportunities that may further enhance the footprint of our Distribution Services and Publishing business segments."

The Company reported in its May 27, 2004, fiscal year end conference call that it had cash reserves in excess of $14 million dollars.

The Company also announced that its subsidiary, Encore Software Inc., has now assumed management of the total United States retail channel in connection with the previously-announced co-publishing arrangement with Riverdeep, Inc.

ABOUT NAVARRE CORPORATION
Navarre Corporation (NASDAQ: NAVR) provides distribution and related services to leading developers and retailers of home entertainment content. The company operates under two business divisions; Distribution Services which includes PC software, video games, CD audio and DVD video; Publishing which includes Encore. Based in Los Angeles, CA, Encore is a majority-owned subsidiary of Navarre Corporation (NASDAQ: NAVR), and a leading interactive publisher in the PC CD-ROM and videogame markets. As a result of strategic relationships, the company publishes PC titles or compilations in major software categories from productivity to education. BCI Eclipse, a wholly-owned subsidiary of Navarre Corporation, provides niche DVD video and audio products. Navarre's client-specific delivery systems allow its product lines to be seamlessly distributed to over 18,000 retail locations throughout North America. The Company provides such value-added services as inventory management, Web-based ordering, fulfillment and marketing and EDI customer and vendor interface. Since its founding in 1983, Navarre has built a base of distribution partnerships with a broad base of leading retailers across the mass merchant, music, computer and office specialty, wholesale club and military PX channels, as well as software content developers from all categories of the industry and independent record labels encompassing all musical genres. For more information, please visit the Company's Web sites at www.navarre.com.



                                                                           -More

SAFE HARBOR
"The statements in this press release that are not strictly historical are "forward looking" statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are intended to be covered by the safe harbors created by these sections. The forward-looking statements are subject to risks and uncertainties and the actual results that the Company achieves may differ materially from these forward-looking statements due to such risks and uncertainties, including, but not limited to, the Company's dependence upon a limited number of large customers that account for a significant part of its business, developments in the retail and consumer markets for prerecorded music products and computer software products, the Company's ability to successfully increase its sales of video and DVD products, retail consumer buying patterns, the ability of the Company and the music industry generally to maintain or increase sales in light of the wide-spread internet-based music swapping and file sharing by consumers, new and different competition in the Company's traditional and new markets, seasonality in its business and the fact that a large portion of the Company's revenues have traditionally been related to the holiday selling season, the Company's ability to successfully act as distributor to on-line retailers, the Company's ability to manage its inventory, the Company's dependence upon recording labels and artists, the Company's dependence upon obtaining and maintaining license agreements with software publishers, the Company's ability to react to changes in the distribution of software and prerecorded music, the Company's dependence upon a key employee, namely, Eric H. Paulson, Chairman of the Board, President and Chief Executive Officer who has been with the Company since its inception in 1983, the ability of the Company's majority-owned subsidiary Encore Software, Inc, a videogame and CD-ROM publisher, to successfully develop and distribute new and existing products, the ability of the Company to integrate the business of BCI Eclipse, and the ability of BCI Eclipse to develop and distribute DVD/Video products. A detailed statement of risks and uncertainties is contained in the Company's reports to the Securities and Exchange Commission, including in particular the Company's Form 10-K for the year ended March 31, 2004. Investors and shareholders are urged to read this document carefully. The Company can offer no assurances that any projections, assumptions or forecasts made or discussed in this release, "NAVARRE CORPORATION ANNOUNCES ESTABLISHMENT OF ACQUISITION CREDIT FACILITY WITH GE COMMERCIAL FINANCE, dated, June 21, 2004,, will be met, and investors should understand the risks of investing solely due to such projections. The Company undertakes no obligation to revise any forward- looking statements in order to reflect events or circumstances that may arise after the date of this press release.

Investors and shareholders may obtain free copies of the public filings through the website maintained by the SEC at http://www.sec.gov or at one of the SEC's other public reference rooms in New York, New York or Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information with respect to the SEC's public reference rooms. Free copies of these documents may be obtained by contacting Kathy Conlin at 763-535-8333.

                                      ###






                                       5